Exhibit 99.1, Press Release

SOURCE:  The Majestic Companies, Ltd.

Majestic Board of Directors Approve Reverse Stock Split

     SAN DIEGO, June 14/PRNewswire-FirstCall/ -- The Majestic Companies, Ltd., (OTC Bulletin Board: MJXC news) announces today that on June 6, 2002, the directors of the Company approved a resolution pursuant to Nevada Revised
Statues, to reverse split by 30 for 1, par value $0.001 per share, thereby reducing the current authorized common stock of the Company from 400,000,000, to, 13,333,333. The Companys issued and outstanding shares will also be correspondingly reversed split. The effective date of the stock price change is intended to be Monday, June 17, 2002. There is no new name change applicable. The new stock symbol will be MJXX.

     The Board of Directors of the Company determined that a reverse split was in the best interest of the Company. The Company has been diligently seeking funding sources, as well as companies to acquire, and the overwhelming position has been that future funding for the Company must be accomplished after a price restructuring.

The Companys transfer agents are currently taking the necessary steps in preparation of the reverse split.

About THE MAJESTIC COMPANIES, LTD.

     The Majestic Companies, Ltd., is a holding company that manufactures and markets safety-related products, including: the SAFE-T-BAR(TM),a patented school bus occupant restraint system, and the SAFE-T-GARD, a patented wheel guard/deflector shield for school buses, through its wholly-owned subsidiary Majestic SAFE-T-PRODUCTS, Ltd. The SAFE-T-PRODUCTS division recently acquired, and is in the development stage for two patent pending products: REFILTER(TM) -- a recyclable, diesel-engine filter system designed to meet upcoming EPA emission standards and the DISPENSETEC Glove Box, a hands-free automatic glove dispenser that reduces and/or eliminates the cross-contamination in healthcare and clean room environments attributed to the donning of latex gloves.

     Additional information can be obtained on the Companys websites at www.themcl.com and www.safe-t-bar.com. Note: Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934 and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Majestic SAFE-T-PRODUCTS, Ltd., is a wholly-owned subsidiary of The Majestic Companies, Ltd.

FOR FURTHER INFORMATION, CONTACT:  619-209-6077,  info@themcl.com

SOURCE:  The Majestic Companies, Ltd.